Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Total and Rental Revenues Set Record for Fourth Consecutive Quarter; AFFO Per Share Up 21% Year-Over-Year

SAN DIEGO, Calif. - November 1, 2011 - BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights

•

Generated record total revenues for the fourth consecutive quarter of $115.0 million, up 20.1% from $95.7 million in the same period in 2010. Rental revenues for the quarter increased by 14.9% to $83.8 million from $73.0 million in the same period in 2010, also the highest in the company’s history for the fourth consecutive quarter.

•

Executed 19 leasing transactions representing approximately 327,000 square feet, comprising eleven new leases totaling approximately 232,500 square feet and eight lease renewals totaling approximately 94,500 square feet, including:

•

a new 104,743 square foot lease with Meso Scale Diagnostics, LLC. at the company’s 1701 Research Boulevard property in Rockville, Maryland, resulting in the property being fully leased less than six months after its acquisition by the company;

•	a new 39,954 square foot pre-lease with Regeneron Pharmaceuticals, Inc. at the Landmark at Eastview in Tarrytown, New York;

•

a new 32,784 square foot lease with BIND Biosciences, Inc. at the company’s Vassar Street property in Cambridge, Massachusetts, bringing the property to 100% leased within twelve months of initiating full redevelopment;

•	a new 27,239 square foot lease with Intrexon Corporation at the company’s Industrial Road property in the San Francisco Bay Area;

•	a 50,000 square foot lease extension to 2022 with Federal Express Corporation at the company’s Gateway Business Park property in San Francisco; and

•	a 20,608 square foot lease extension to 2017 with Vertex Pharmaceuticals Inc. at the company’s 21 Erie Street property in Cambridge, Massachusetts.

•	The current operating portfolio was approximately 90.8% leased at quarter end, on a weighted average basis.

•	Increased same property net operating income on a cash basis for the quarter by 5.7% and increased the same property leased percentage by 340 basis points as compared to the same period in 2010.

•	Completed early delivery of Gazelle Court, a 176,000 square foot build-to-suit research facility for Isis Pharmaceuticals, Inc. in Carlsbad, California.

•	Entered into a new, expanded $750 million unsecured revolving credit facility, replacing the previous unsecured revolving credit facility.

•	Opportunistically repurchased 1,280,000 shares of the company’s Series A preferred stock for approximately $31.1 million, or $24.30 per share, net of accrued dividends.

•

Extended the maturity date to August 2013 for the construction loan secured by the 650 East Kendall Street property, which is owned through the company’s joint venture with a fund managed by Prudential Real Estate Investors (PREI®).

•

Increased funds from operations (FFO) for the quarter to $43.8 million ($0.30 per diluted share), as compared to $35.2 million ($0.28 per diluted share) in the third quarter of 2010, an increase of 7.1% per diluted share.

•

Increased adjusted funds from operations (AFFO) for the quarter to $42.5 million ($0.29 per diluted share), as compared to $30.3 million ($0.24 per diluted share) in the third quarter of 2010, an increase of 20.8% per diluted share.

•	Reported net income available to stockholders for the quarter of $4.8 million ($0.03 per diluted share), as compared to $4.8 million ($0.04 per diluted share) for the same period in 2010.

•	Introduced initial 2012 FFO guidance of $1.23 to $1.33, representing an 8.5% increase at the mid-point versus the current mid-point of 2011 FFO guidance.

Subsequent to quarter end, the company acquired the Wateridge Summit property in San Diego, California for approximately $46.5 million. The property is 100% leased comprising approximately 106,500 rentable square feet.

“Consistent with the past several quarters, we continued to deliver strong financial results driven by broad-based leasing success, tactical new investments and prudent and proactive management of our balance sheet,” said Alan D. Gold, BioMed’s Chairman and Chief Executive Officer. “Gross leasing of 327,000 square feet lifted us to 143% of our five-quarter leasing goal of 1.2 million square feet with one quarter still remaining. Given seller expectations, we continue to be selective in our acquisitions, focusing on high quality assets, such as Wateridge Summit, that enhance our presence in our key markets. Our success in executing our investment strategy continues to fuel near-term revenue and cash flow growth, while also providing for attractive future internal growth opportunities with significant development and redevelopment potential. These exceptional financial results are a direct byproduct of the disciplined execution of our proven business model – investing in high-quality, state-of-the-art research facilities and creating optimal environments for our tenants to succeed in bringing technologies and treatments to patients around the world.”

Third Quarter 2011 Financial Results

Total revenues for the third quarter were $115.0 million, compared to $95.7 million for the same period in 2010, an increase of 20.1%. Rental revenues for the third quarter were $83.8 million, compared to $73.0 million for the same period in 2010, an increase of 14.9%. Total and rental revenues for the third quarter were the highest in the company’s history for the fourth consecutive quarter.

Same property net operating income on a cash basis increased 5.7% for the quarter compared to the same period in 2010, primarily driven by sustained leasing success, commencement of cash rents, and contractual rent escalations.

Net income available to common stockholders for the third quarter was $4.8 million, or $0.03 per diluted share, compared to $4.8 million, or $0.04 per diluted share, for the same period in 2010. FFO for the quarter was $43.8 million, or $0.30 per diluted share, compared to $35.2 million, or $0.28 per diluted share, for the same period in 2010. AFFO for the quarter was $42.5 million, or $0.29 per diluted share, compared to $30.3 million, or $0.24 per diluted share, for the same period in 2010.

FFO for the third quarter included a net loss of approximately $500,000 associated with a lease at the Monte Villa property in Bothell, Washington terminated in the third quarter. This loss was comprised of $4.1 million included in other income, bad debt expense of approximately $1.0 million included in rental operations expense, and an unrealized loss on marketable securities held in the tenant of $3.6 million included in other expense.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Portfolio Update

During the quarter ended September 30, 2011, the company executed 19 leasing transactions representing approximately 327,000 square feet. As a result, the current operating portfolio weighted average leased percentage was approximately 90.8% at quarter end.

During the quarter ended September 30, 2011, the company sold its Lucent Drive property, consisting of a single building comprising 21,500 square feet in Lebanon, New Hampshire, for approximately $5.9 million. Consideration for the transaction was in the form of a convertible note, secured by the property. For accounting purposes, there was no gain or loss on the transaction and the note is classified in other assets.

Subsequent to quarter end, the company acquired the Wateridge Summit property in San Diego, California for approximately $46.5 million. The property is 100% leased comprising approximately 106,500 rentable square feet.

At September 30, 2011, the company’s total portfolio comprised approximately 12.3 million rentable square feet, with an additional 3.7 million square feet of development potential, including the following:

Rentable Square Feet
Current operating portfolio	9,551,686
Long-term lease up	1,389,517
Redevelopment	357,817
Unconsolidated partnership portfolio	954,558

Total property portfolio	12,253,578

Development potential	3,667,000

Total portfolio	15,920,578

Financing Activity

In July 2011, the company entered into a new $750 million unsecured revolving credit facility, replacing the previous unsecured revolving credit facility which had a maturity date of August 1, 2011. The new facility matures on July 13, 2015, and can be extended for one year at the company’s option. In addition, the terms of the new agreement permit BioMed to increase the amount of the facility to $1.25 billion after satisfying certain conditions. Interest paid on drawings under the new facility is set at LIBOR plus 155 basis points, subject to adjustments based on changes to BioMed’s credit ratings.

In July 2011, the company voluntarily prepaid a $17.5 million previously outstanding mortgage on the company’s 9865 Towne Centre Drive property in San Diego, California. The mortgage had an interest rate of 7.95% and the prepayment resulted in a loss on early extinguishment of debt that reduced FFO by $521,000. In addition, the company extended the maturity date to August 2013 for the construction loan secured by the 650 East Kendall Street property, which is owned through the company’s PREI® joint venture.

In August 2011, the company repurchased 1,280,000 shares of the company’s Series A preferred stock, $25.00 liquidation preference per share, for approximately $31.1 million, or $24.30 per share, net of accrued dividends.

Subsequent to the end of the quarter, the company repurchased and redeemed the remaining $19.8 million principal amount outstanding of its 4.50% exchangeable senior notes due 2026, and prepaid a $13.0 million outstanding mortgage on the company’s Sorrento West property in San Diego, California, which had an interest rate of 7.42%.

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a third quarter 2011 dividend of $0.20 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from July 16, 2011 through October 15, 2011.

Earnings Guidance

The company further narrowed its 2011 projected guidance for FFO per diluted share from the range provided in its earnings release on August 3, 2011 to FFO per diluted share of $1.17 - $1.19. Projected FFO per diluted share is based upon estimated, weighted-average diluted common shares outstanding of approximately 144 million.

The company’s initial 2012 guidance for net income per diluted share and FFO per diluted share is set forth and reconciled below. Projected FFO per diluted share is based upon estimated, weighted-average diluted common shares outstanding of approximately 145 million.

2012
(Low - High)
Projected net income per diluted share available to common stockholders	$0.20 – $0.30
Add:
Noncontrolling interests in operating partnership	$0.01
Real estate depreciation and amortization	$1.02
Projected FFO per diluted share	$1.23 – $1.33

At the midpoint, the company’s 2012 FFO guidance represents an 8.5% increase over the midpoint of current 2011 annual guidance.

The 2012 guidance includes the following assumptions:

Leasing and Portfolio Activity

•

The company anticipates new and renewal leasing transactions totaling approximately 1,200,000 square feet over the five quarters extending from October 1, 2011 through December 31, 2012, which is estimated to result in positive net absorption of approximately 400,000 square feet.

•	Approximately $40 million of leasing related capital investment, including tenant improvement allowances, landlord work and leasing commissions related to previously signed leases.

•	Approximately $50 – $70 million of leasing related capital investment, including tenant improvement allowances, landlord work and leasing commissions, subject to future leasing activity.

•	Approximately $40 million to be invested in the completion of three current redevelopment projects, which include 9708-9714 Medical Center Drive, Ardsley Park, and 1701 / 1711 Research Boulevard.

Financing Activity

•	Repayment of two mortgages due in 2012, which had aggregate principal balances of $33.1 million as of September 30, 2011.

•	Refinancing of the secured loan associated with the PREI® joint venture. The company’s pro rata portion of this loan was approximately $39.9 million as of September 30, 2011.

Other

•	General and administrative expense of approximately $8 million per quarter.

•

Adjustments for straight line rents of approximately $20 – $22 million in 2012, which have the effect of increasing FFO, and fair market rent adjustments of approximately $8 million in 2012, which have the effect of decreasing FFO.

The company continues to target new investment opportunities, including acquisitions and new development projects, however the company’s 2012 FFO estimates do not reflect the impact of any future new investments (acquisitions or development) as the FFO impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, and the amount and timing of acquisitions and development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed will conduct a conference call and webcast at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) on Wednesday, November 2, 2011 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling 866-831-6270 (domestic) or 617-213-8858 (international) with call ID number 77227302. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Wednesday, November 2, 2011 until midnight Pacific Time on Monday, November 7, 2011 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using access code 10547121.

About BioMed Realty Trust

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in properties comprising approximately 12.4 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, Maryland, San Diego, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; reductions in asset valuations and related impairment charges; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Investments in real estate, net	$3,576,304	$3,536,114
Investments in unconsolidated partnerships	67,383	57,265
Cash and cash equivalents	16,351	21,467
Restricted cash	6,330	9,971
Accounts receivable, net	7,542	5,874
Accrued straight-line rents, net	123,564	106,905
Acquired above-market leases, net	24,015	30,566
Deferred leasing costs, net	116,811	125,060
Deferred loan costs, net	17,254	11,499
Other assets	73,475	55,033

Total assets	$4,029,029	$3,959,754

LIABILITIES AND EQUITY
Mortgage notes payable, net	$603,406	$657,922
Exchangeable senior notes, net	199,800	199,522
Unsecured senior notes, net	645,412	247,571
Unsecured line of credit	216,100	392,450
Security deposits	12,397	11,749
Dividends and distributions payable	30,500	27,029
Accounts payable, accrued expenses and other liabilities	86,658	98,826
Derivative instruments	—	3,826
Acquired below-market leases, net	6,853	7,963

Total liabilities	1,801,126	1,646,858
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $198,000,000 and $230,000,000 liquidation preference ($25.00 per share), 7,920,000 and 9,200,000 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	191,469	222,413
Common stock, $.01 par value, 200,000,000 shares authorized, 131,265,102 and 131,046,509 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	1,313	1,310
Additional paid-in capital	2,373,652	2,371,488
Accumulated other comprehensive loss	(61,912)	(70,857)
Dividends in excess of earnings	(285,996)	(221,176)

Total stockholders’ equity	2,218,526	2,303,178
Noncontrolling interests	9,377	9,718

Total equity	2,227,903	2,312,896

Total liabilities and equity	$4,029,029	$3,959,754

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Rental	$83,825	$72,971	$245,477	$215,950
Tenant recoveries	26,674	22,723	76,076	63,823
Other income	4,487	39	5,775	1,628

Total revenues	114,986	95,733	327,328	281,401

Expenses:
Rental operations	23,172	19,998	64,850	54,926
Real estate taxes	10,883	9,408	31,902	26,832
Depreciation and amortization	36,295	27,774	105,919	83,159
General and administrative	7,682	6,805	21,797	19,523
Acquisition related expenses	136	420	789	2,388

Total expenses	78,168	64,405	225,257	186,828

Income from operations	36,818	31,328	102,071	94,573
Equity in net loss of unconsolidated partnerships	(735)	(308)	(1,849)	(686)
Interest income	71	55	274	126
Interest expense	(22,958)	(21,589)	(67,730)	(64,719)
Other expense	(3,802)	—	(4,627)	—
Gain/(loss) on derivative instruments	64	(287)	(564)	(634)
Loss on extinguishment of debt	(521)	(22)	(814)	(2,286)

Net income	8,937	9,177	26,761	26,374
Net income attributable to noncontrolling interests	(106)	(104)	(281)	(321)

Net income attributable to the Company	8,831	9,073	26,480	26,053
Preferred stock dividends	(3,901)	(4,241)	(12,382)	(12,722)
Cost on redemption of preferred stock	(165)	—	(165)	—

Net income available to common stockholders	$4,765	$4,832	$13,933	$13,331

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.03	$0.04	$0.10	$0.12

Weighted-average common shares outstanding:
Basic	129,872,349	112,910,694	129,834,429	107,003,096

Diluted	132,852,328	115,911,944	132,819,688	110,028,740

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and nine months ended September 30, 2011 and 2010 was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income available to the common stockholders	$4,765	$4,832	$13,933	$13,331
Adjustments:
Noncontrolling interests in operating partnership	111	122	318	359
Interest expense on exchangeable notes due 2030	1,688	1,681	5,063	4,875
Depreciation and amortization - unconsolidated partnerships	945	835	2,810	2,192
Depreciation and amortization - consolidated entities	36,295	27,774	105,919	83,159
Depreciation and amortization - allocable to noncontrolling interests of consolidated joint ventures	(26)	(24)	(77)	(67)

Funds from operations available to common shares and units - diluted	$43,778	$35,220	$127,966	$103,849

Funds from operations per share - diluted	$0.30	$0.28	$0.89	$0.86

Weighted-average common shares and units outstanding - diluted (1)	144,260,059	127,053,959	144,261,742	121,191,848

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of FFO to AFFO for the three and nine months ended September 30, 2011 and 2010 was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Funds from operations available to common shares and units - diluted	$43,778	$35,220	$127,966	$103,849
Adjustments:
Recurring capital expenditures and tenant improvements	(4,114)	(3,208)	(10,679)	(7,859)
Leasing commissions	(1,096)	(873)	(3,125)	(2,403)
Non-cash revenue adjustments	(5,080)	(6,222)	(10,041)	(20,901)
Non-cash debt adjustments	6,619	2,827	12,774	10,633
Non-cash equity compensation	1,898	1,802	5,554	5,316
Cost on redemption of preferred stock	165	—	165	—
Depreciation included in general and administrative expenses	435	363	1,213	1,069
Share of non-cash unconsolidated partnership adjustments	(58)	423	(25)	1,099

Adjusted funds from operations available to common shares and units	$42,547	$30,332	$123,802	$90,803

Adjusted funds from operations per share - diluted	$0.29	$0.24	$0.86	$0.75

Weighted-average common shares and units outstanding - diluted (1)	144,260,059	127,053,959	144,261,742	121,191,848

(1)	The three months ended September 30, 2011 and September 30, 2010 include 10,017,858 and 9,914,076 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method, respectively. The three months ended September 30, 2011 and September 30, 2010 include 1,389,873 and 1,227,939 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate AFFO by adding to FFO: (a) amounts received pursuant to master lease agreements on certain properties, which are not included in rental income for GAAP purposes, (b) non-cash revenues and expenses, (c) recurring capital expenditures and tenant improvements, and (d) leasing commissions.

Our computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.